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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the reference to our firm under the caption "Experts" and in the headnote to the Summary Historical Consolidated Financial Information in this Post-Effective Amendment No. 7 to the Registration Statement on Form F-3 and related Prospectus (File No. 333-113344) of Amdocs Limited for the registration of $450.0 million principal amount of 0.50% Convertible Senior Notes due 2024 (the "Notes") and the ordinary shares, L0.01 par value, of the Company issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated October 28, 2004, with respect to the consolidated financial statements and schedule of Amdocs Limited, included in its Annual Report on Form 20-F for the year ended September 30, 2004, filed with the Securities and Exchange Commission on December 30, 2004.


                                          /s/  Ernst & Young

New York, New York

August 15, 2005